EX-99.p.12

Peregrine Capital Management, LLC

Code of Ethics and Personal Trading Policy

June 1, 2026

Table of Contents

Core Principles and Standards of Conduct	1
Employee Conflicts of Interest	2
Confidential Information	3
Inside Information	4
Gifts and Entertainment	6
Political Contributions	7
Employees Serving in Other Official Capacities	9
Personal Securities Transactions	10
Distribution of Code and Acknowledgement of Receipt	16
Appendix A	17

Core Principles and Standards of Conduct

The Investment Advisers Act of 1940, as amended (the “Advisers Act”) imposes a fiduciary duty on all investment advisers, including Peregrine Capital Management, LLC (“Peregrine”). As a fiduciary, Peregrine has a duty to act in the best interests of our clients. This fiduciary duty means employees must act in a manner which merits trust and confidence from clients and maintains Peregrine’s reputation for integrity, and in accordance with the following core principles.

1.	Misstating or omitting material information in communication with clients, prospective clients and/or regulators or engaging in any activity which is fraudulent, deceptive or manipulative is strictly prohibited.

2.	Employees must observe Peregrine’s Code of Ethics and Personal Trading Policy (the “Code”). The concept of acting in our clients’ best interest is the central focus of the Code. Whether the requirements contained in the Code stem from regulation, industry best practice, or simply from doing what is right, employees are required to comply with all aspects and requirements of the Code. Not only must we prevent technical violations of the Code; it is essential that we avoid even the appearance of impropriety. It is not enough to comply with just the letter of the Code, but with the spirit of the Code as well.

3.	Employees must comply with applicable laws and regulations.

4.	Violating the Code will subject employees to disciplinary action, which could include dismissal from employment with Peregrine.

5.	If an employee becomes aware of a violation or potential violation of the Code, the employee is required to report the matter to Peregrine’s Chief Compliance Officer/Chief Legal Officer (the “CCO/CLO”). The reporter’s identity will be shared only on a “need to know” basis, and the reporter will be protected from retribution, provided the employee was and is acting in good faith.

6.	The Dodd-Frank Act contains provisions to protect whistleblowers, and the Securities and Exchange Commission (the “SEC”) will pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to successful enforcement action.

7.	Nothing in the Code or any of Peregrine’s policies, whether a process, procedure, policy or requirement, including those related to confidentiality of certain information, shall supersede any rights of communication, incentive or otherwise employees may have under Rule 21F-17(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides employees with the ability to file statements with federal, state or local government agencies or commission (each, a “government agency”), to participate in any investigation or proceeding that may be conducted by any government agency, and to provide documents or information (including those containing confidential information), without notice to or permission from Peregrine and without limitations on the right to receive a reward for providing information to government agencies.
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Employee Conflicts of Interest

Employees must avoid situations that might lead to an actual or apparent conflict of interest with clients. A conflict of interest exists when a person’s private interests interfere or appear to interfere with the interests of a client. A conflict of interest may also arise when Peregrine or an employee has a reason to favor the interests of one client over those of another client. If any conflicts of interest with respect to a client do arise, employees must fully disclose to the CCO/CLO all material facts concerning such conflict.

1.	Using Peregrine employment, directly or indirectly, for private gain, to advance personal interests or to obtain favors or personal benefits for another person is prohibited.

2.	Employees are required to disclose to the CCO/CLO any matters, transactions or relationships in which the employee or a member of the employee’s family has an interest which might affect the employee’s judgment on behalf of a client. Any questions about a transaction or relationship that might cause a conflict of interest should be directed to the CCO/CLO.

3.	Employees must conduct personal securities trading, addressed in more detail below, in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility.

4.	Employees are prohibited from favoring the interests of one client over another because of differences among clients, such as larger account size or accounts with different compensation arrangements.

5.	Engaging in personal transactions with Peregrine’s clients is prohibited. The only exception to this prohibition is if an institutional client has an affiliated broker that employees may use, for a fee, for personal brokerage services, provided that the account and the employee’s transactions are reported in accordance with this Code.
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Confidential Information

Information obtained in the course of an employee’s employment with Peregrine is confidential and may only be shared on a “need to know” basis for the proper conduct of business.

1.	Permitting others to use information acquired through employment with Peregrine to further a personal interest or as a means of making a profit is prohibited.

2.	Disclosing or discussing client relationships is not allowed with anyone other than those who have a business need to know the information for the performance of their duties and persons with beneficial interests in the account, and their duly authorized representatives, unless required by law or unless authorized in writing by the client, or their duly authorized representatives.

3.	Written permission from the applicable client and the CCO/CLO is required to disclose client names or to use them as a reference.

4.	Peregrine-developed intellectual property is proprietary to Peregrine, must reside on a Peregrine managed repository and must not be shared.

5.	Employees may disclose portfolio holdings to third parties only if permitted by client-specific guidelines or unless required by law. Accounts may be used as “representative portfolios” provided the client remains anonymous.

6.	Questions about the propriety of releasing information should be discussed with the CCO/CLO.

7.	Written approval must be received from the CCO/CLO prior to disseminating either internally and/or externally prepared reviews and examinations (i.e., audits, mock examinations, etc.) to any third party. Exceptions to this policy are the Global Information Performance Standards (“GIPS”) verification report.

8.	The release of client information is also subject to the restrictions set forth in Peregrine’s Privacy Policy and Procedures.
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Inside Information

The “Insider Trading” doctrine under United States securities laws generally prohibits any person (including investment advisers and their personnel) from:

•	Trading in a security while in possession of material, non-public information regarding the issuer of the security;
•	Tipping such information to others;
•	Recommending the purchase or sale of securities while in possession of such information and
•	Assisting someone who is engaged in any of the above activities.

Thus, “insider trading” is not limited to insiders of the issuer whose securities are being traded. It can also apply to non-insiders, such as investment analysts, portfolio managers, consultants and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who tip material, non-public information or recommend transactions in securities while in possession of such information.

The four critical concepts under United States law in insider trading cases are:

1.	Breach of a fiduciary duty/misappropriation
2.	Materiality
3.	Non-public, and
4.	Use/possession

Breach of a Fiduciary duty – This element of insider trading cases often comes into play when an insider, such as a corporate officer or director becomes aware of material non-public (inside) information and because of their position, has a fiduciary duty to the company and to its shareholders to not share that information. Any such insider who shares such information has committed a breach of fiduciary duty. Non-insiders can acquire fiduciary status in certain circumstances, such as through a confidential relationship with the company or as a “tippee” who obtains confidential information from an insider. Another basis for insider trading liability is “misappropriation” which comes into play when someone without a direct fiduciary duty (e.g., a spouse) misappropriates information from another person with a fiduciary duty, such as an officer or director, and uses the information shared.

Materiality – Material information that is the type of information which reasonable investors would consider important in making purchase, sale or hold decisions.

Non-Public – Information is considered public if it has been disseminated in a manner making it available to investors generally. If information has not yet been disseminated in such a manner, it is considered non-public.

Use/possession – It is illegal to transact in any publicly-traded security while in possession of material non-public information.

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Employees may not purchase or sell securities based on material nonpublic information for themselves or clients, disclose material nonpublic information in their possession to others or recommend the purchase or sale of securities based on such material nonpublic information. Employees must immediately report their receipt of material nonpublic information and potential material nonpublic information to the CCO/CLO.

All employees should take steps to avoid inadvertently receiving material nonpublic information, such as from brokers or company representatives (e.g., by communicating with third parties that Peregrine is a professional investor and does not want to receive material nonpublic information).

Questions as to whether the information is material and/or nonpublic, must be resolved before trading, recommending trading, or divulging the information. Unresolved questions as to the applicability or interpretation of the foregoing standards or the propriety of desired action must be discussed with the CCO/CLO prior to trading or recommending trading. Information in an employee’s possession that is determined to be material, nonpublic information may not be communicated to anyone other than the CCO/CLO and must be safeguarded to prevent access by others.

If the CCO/CLO determines that Peregrine is in receipt of material nonpublic information, the CCO/CLO will place the security on Peregrine’s List of Securities Restricted Due to Potential Inside Information (the “Restricted List”). This Restricted List is updated both within Eze, the Order Management System as well as in ORION, the personal trading system. Updating these lists prevents any trading in the restricted securities, both on behalf of Peregrine’s clients and by any Peregrine employees

When the CCO/CLO determines that the information which caused a particular security to be added to the Restricted List has either become public or is no longer material, the CCO/CLO will remove the security from the Restricted List. Upon removal from the Restricted List, trading both for client accounts and for personal accounts may resume.

“Over-The-Wall” or “Wall Crossing.” In limited situations, the CCO/CLO may approve Peregrine receiving material nonpublic information from a particular company by being brought “over the wall.” This may occur, for example, when an issuer wishes to provide Peregrine with information about a potential offering or transaction before the information has been publicly announced. In these limited instances, in order to participate in the “wall crossing,” Peregrine must agree to non-disclosure of the information being shared until it becomes public. If Peregrine employees participate in being brought “over the wall,” they will be in possession of material non-public information. Therefore, all Peregrine personnel who are interested in being brought “over-the-wall” regarding any company must preclear their request with the CCO/CLO. If the request is granted, the CCO/CLO will follow the same procedures discussed above for placing a security on the Restricted List.

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Gifts and Entertainment

Subject to the limitations described below, employees may generally give and receive gifts and entertainment provided such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient. Gifts and entertainment given to clients or vendors by Peregrine employees, and gifts and entertainment given to employees by clients or vendors must be reasonable and customary and avoid the appearance of interfering with an employee’s responsibilities to Peregrine or its clients. Gifts and entertainment are subject to the standards below:

1.	Accepting or giving cash or cash equivalents (i.e., VISA gift cards or prepaid credit cards) is strictly prohibited.

2.	Accepting or seeking anything of value from a person intending to be influenced or rewarded in connection with business or transactions involving Peregrine is prohibited.

3.	Employees are required to disclose to the CCO/CLO gifts or entertainment given or received valued at more than $100 within 30 days of the quarter-end in which such a gift or entertainment is given or received.

4.	Gifts or entertainment of any value made to unions or union officials must be precleared with the CCO/CLO prior to them being given. (Unions and union officials are limited to no more than $250 in any calendar year).

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Employees must comply with the spirit and letter of the FCPA at all times. Employees must obtain written preclearance from the CCO/CLO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

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Political Contributions

Peregrine prohibits its employees from making Political Contributions.

Definitions (as used within this policy)

1.	“Election” means each opportunity for eligible voters to lawfully vote. Primary and General elections are considered separate elections for contribution limit purposes.

2.	“Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate or successful candidate for an elective office of a government entity.

3.	“Payment” includes any gift, subscription, loan, advance, money or anything of value.

4.	“Political Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office.

Political Contributions include:

a.	Payments made directly to an official of a government entity who is in a position to influence the selection of Peregrine as an investment adviser;
b.	Payments to a political party of a state or locality in which Peregrine is providing or seeking to provide investment advisory services to a government entity; and
c.	Payments made indirectly through a third party that, if done directly, would violate Rule 206(4)-5 under the Advisers Act. Third parties include family members, consultants, attorneys, friends, political action committees or companies affiliated with Peregrine.

Political Contributions do not include payments to federal incumbents seeking a federal position, a federal candidate not holding any office, or national committees.

Policy

1.	Peregrine employees are prohibited from making Political Contributions, as defined above.

2.	New employees are required to report Political Contributions for a two-year look-back period.

Neither Peregrine nor its employees may coordinate or solicit any person or political action committee (an organization that raises money privately to influence elections or legislation) to make contributions that would violate this policy. Examples of soliciting include but are not limited to: sponsoring an event where a candidate will engage in fundraising; authorizing the use of the Peregrine logo or letterhead in connection with fundraising activities; and coordinating small contributions from a large number of individuals.

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Peregrine will not hire a third-party solicitor to solicit government clients.

The CCO/CLO is responsible for oversight of this policy, including reviewing all Political Contributions reported and performing a risk-based annual review of public websites.

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Employees Serving in Other Official Capacities

Employees may not accept appointment as an officer, director, trustee or another similar capacity for a for-profit organization or for any other organization, if compensated, without prior approval from the CCO/CLO.

1.	Employees are encouraged to serve as non-compensated officers and directors of nonprofit organizations provided that there is no conflict of interest and there is no interference with the employee’s duties and responsibilities to Peregrine. If any employee wishes to accept such a position and has any question about whether or not such acceptance may cause a conflict of interest with Peregrine and/or any Peregrine clients, the employee must raise the issue with the CCO/CLO to ensure that any such potential conflict is addressed.

2.	If an employee wishes to accept a non-compensated positions with a nonprofit organization whereby that employee’s position may have influence over selecting third parties to manage the assets of such an organization, the employee must obtain written approval from the CCO/CLO before accepting such a position.

3.	Employees must obtain written approval from the CCO/CLO before accepting or engaging in other types of outside business activities for compensation. The CCO/CLO will consider the time required to serve in such capacity and the functions being performed to evaluate whether serving in such capacity creates a conflict with the employee’s duties to Peregrine.
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Personal Securities Transactions

All Peregrine employees are considered “Access Persons.” Access Persons cannot engage in securities transactions, including gifts of securities, which would violate Peregrine policies or create a conflict of interest with clients.

1.	Peregrine has contracted with Orion to assist with tracking and recording preclearance requirements and quarterly and annual reporting requirements found within this Code.

2.	Access Persons are required to obtain preclearance from Compliance by entering desired trades into Orion before executing security transactions in accounts in which the Access Person has direct or indirect beneficial ownership. Such transactions include, but are not limited to, purchases or sales of securities in public markets (including Initial Public Offerings (“IPOs”), in private placements or limited offerings, purchases, sales, and exercises of puts, calls, and warrants and gifts of securities (regardless of recipient). A gift of a security is considered a sale. No Access Person may approve their own transactions.

3.	Access Persons are generally considered to have “beneficial ownership” of a security in which they have a direct or indirect financial interest. Access Persons should consider themselves the beneficial owner of securities held by a spouse, minor children, a relative who shares their home, or other persons because of a contract, arrangement, understanding or relationship that provides the Access Person with sole or shared voting or investment power. Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO/CLO.

4.	Access Persons may only execute an approved security transaction on the same business day that the approval is received. If the Access Person fails to execute any approved transaction on the day of approval and wishes to execute on the following business day, the Access Person must start the process of pre-approval over.

5.	Access Person are prohibited from executing a transaction that would:

a.	Result in the buying or selling of securities in competition with client buy or sell orders;
b.	Result in the buying or selling of securities to take advantage of recent or imminent client trades;
c.	Involve the security of a company concerning which the Access Person or Peregrine has material nonpublic information;
d.	Involve short-selling or trading options on any of the stocks held by or contemplated for any client; or
e.	Involve the acquisition of a direct or indirect beneficial interest in an IPO.

6.	Access Persons are prohibited from purchasing or selling a security that is being considered for purchase or sale (i.e., under discussion between members of an investment team, “Investment Decision Trade”) for clients. If Peregrine is notified by any client of any incoming or outgoing cash flow which will result in a passive trade (a “Client Cash-Flow Trade”), Access Persons are restricted from trading in advance of the Client Cash-Flow
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Trade for a period of five business days prior to the trade. This five-business-day period is referred to as the “Client Pre-Trade Blackout Period”. The purpose of this Client Pre-Trade Blackout Period is to prevent Access Persons from trading in particular securities when a known Client Cash-Flow Trade is pending, while not unreasonably restricting Access Persons from trading for a prolonged period of time due to client notification in excess of five business days.

7.	Access Persons are prohibited from transacting in any security that is bought or sold for any client account until two trading days following any Investment Decision Trade in that same security, regardless of direction of the client transaction or the Access Person’s desired transaction. This two-day time period is referred to as the “Client Post-Trade Blackout Period.” For purposes of this prohibition, the date of the client transaction is considered day one (1) (e.g. if an Investment Decision Trade in security X occurs on Monday, the Access Person will not be precleared to transact in security X until Wednesday, assuming no U.S. Federal holidays fall within that timeframe).

The Client Post Trade Blackout Period does not apply to client transactions that are Client Cash-Flow Trades (passive trades intended merely to rebalance, liquidate, or open client accounts) for the following reasons:

a.	Peregrine generally manages each investment strategy in a consistent manner with target portfolio weightings (i.e., each portfolio managed in a particular strategy targets the same holdings with the same allocations), absent any specific contrary direction provided by a client (i.e., sin stocks are prohibited).
b.	Any Peregrine client may add or withdraw funds, and open or close accounts on a daily basis which requires Peregrine to purchase or sell securities for that account.
c.	The trades generated by these activities are unpredictable, and are not caused by a change in the investment opinion of any Peregrine investment team.
d.	These trades tend to be, although are not always, small in size with little or no market impact (they are administrative in nature), and
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e.	If each such trade triggered a Blackout Period, they could have the effect of “blacking out” every security traded by any Peregrine client on every trading day.
f.	Access Persons are encouraged to invest in the same securities that Peregrine recommends to clients as this process can assist with demonstrating Peregrine’s conviction in its investment process.

8.	Access Person may not cause or attempt to cause clients to purchase, sell or hold a security in a manner calculated to create personal benefit to the Access Person. Access Persons may not recommend security transactions for client accounts without having disclosed to the CCO/CLO their interest in such securities or the issuer thereof, including, without limitation:

a.	Their direct or indirect beneficial ownership of securities of such issuer;
b.	A position with such issuer or its affiliates; or
c.	The present or proposed business relationship between such issuer or its affiliates and the Access Person or party in which the Access Person has an interest.

9.	Peregrine has worked with Orion to set up secure electronic feeds directly from many external brokers. For any personal brokerage accounts set up with any broker with whom Orion does have such a feed in place, the Access Person is required to have their transaction information for reportable securities sent electronically to Orion unless that Access Person has requested and received an exception to this requirement from the CCO/CLO. Any Access Person who has a brokerage account at a broker with whom Orion does not have such a feed set up must either arrange to have transaction information sent directly from their broker to the Compliance Department at Peregrine or must manually upload transaction information into Orion.
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10.	Access Persons must promptly disclose new brokerage accounts held at any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit (referred to in this Code as “brokerage accounts”). Similar to the requirement above for confirmations, any brokerage account with an automatic electronic feed to Orion must have these statements send to Orion electronically unless the CCO/CLO has granted an exception.

Quarterly Transaction Reports

11.	Access Persons are required to provide a quarterly statement for each brokerage account (the “Quarterly Transactions Report”) to Peregrine’s Compliance Department. This statement should be submitted electronically via Orion when possible, unless the CCO/CLO grants an exception to this policy. This report should be submitted to the CCO/CLO no later than 15 days after the end of each calendar quarter. The Quarterly Transactions Report must contain all personal securities transactions for the preceding quarter. These reports require the following information:

a.	Date of the transaction;
b.	Name, ticker or CUSIP;
c.	Type of security;
d.	Number of shares, interest rate and maturity date (if applicable);
e.	Principal amount of each security involved;
f.	Nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
g.	Transaction price;
h.	Name of the broker, dealer or bank with or through which the transaction was effected; and
i.	Report date.

Annual Holdings Report

12.	Access Persons are required to submit to Peregrine’s Compliance Department an annual list of the securities, private placements and brokerage accounts in which Access Persons have a direct or indirect beneficial ownership (the “Annual Holdings Report”). These Annual Holdings Reports must be submitted electronically via Orion when possible, unless an exception is granted by the CCO/CLO. These reports require the following information (which must be current as of a date no more than 45 days before the annual report is submitted):

a.	Name, ticker or CUSIP;
b.	Type of security;
c.	Number of shares;
d.	Principal amount of each security in which the Access Person had direct or indirect beneficial ownership when the person became an Access Person or upon annual submittal;
e.	Name of the broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or the date of the annual submittal; and
f.	Date the report is submitted by the Access Person.
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13.	New Access Persons must submit a list of the securities, private placements and brokerage accounts in which they have a direct or indirect beneficial ownership no later than 10 days of beginning employment, which includes the same information reported in the Annual Holdings Report (see above). Information must be current as of a date no more than 45 days before the initial report is submitted.

14.	Revealing information relating to the investment intentions or activities relating to clients or securities that are under consideration for purchase or sale on behalf of clients, except as required in the normal course of business, is prohibited.

Preclearance, Quarterly Transaction Reports and Annual Holdings Report

15.	Preclearance is not required for:

a.	Purchases or sales for any account over which the Access Person has no direct or indirect influence or control;
b.	Purchases which are part of an automatic dividend reinvestment plan or automatic withdrawal; or
c.	Purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

16.	Preclearance is not required, but Quarterly Transactions Reports and Annual Holdings Reports are required for:

a.	Transactions in bonds (except bonds with an equity component i.e., convertible bonds), including related derivatives (because Peregrine does not typically invest in fixed income instruments);
b.	Transactions in open-end mutual funds subadvised by Peregrine; or
c.	Transactions in ETFs, including related derivatives.

17.	Preclearance, Quarterly Transactions Reports and Annual Holdings Reports are not required for:

a.	Securities issued or guaranteed by the U.S. Treasury or other “Government Security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, including related derivatives;
b.	Banker’s acceptances;
c.	Bank certificates of deposit;
d.	Commercial paper;
e.	Repurchase agreements covering the foregoing;
f.	Shares of registered, open-end investment companies not advised or subadvised by Peregrine (including such shares held in either a 529 Plan or a 401(k) Plan, provided these plans to not provide an open investment/self-directed brokerage option);
g.	Index derivatives; or
h.	Cryptocurrency.
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18.	Violation of these policies will be subject to disciplinary action. Personal transactions conflicting with client trades must be canceled or reversed at a loss or with profits disgorged. The CCO/CLO will determine appropriate disciplinary actions that may include restricting or prohibiting personal trading, fines, write-ups in the employee’s personnel file, and/or termination, provided that the Board of Peregrine will make such determinations in connection with violations by the CCO/CLO. All violations of this policy by members of the Board, as well as any material violations of this policy by Access Persons who are not members of the Board will be reported to the Board.
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19.	Exceptions to personal security trading policies require prior approval in writing from the CCO/CLO.

20.	See Appendix A for a detailed flowchart of the Preclearance Approval Process.

Distribution of Code and Acknowledgement of Receipt

Peregrine will distribute this Code to each employee upon commencment of employment, annually, and upon any amendment to the Code.

All employees must acknowledge in writing that they have received, read, understood, and agree to comply with this code.

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Appendix A

Preclearance Flowchart

Preclearance Required
• Common Stock/Equity/ IPO
• Private Placement/ Limited Offering,
• Put, Call, Warrant
• Gift of Equity?
NO Preclearance Required
• Bonds
• Mutual Funds
• ETF's
Preclearance Process
KNOWN Client Cash Flow?
YES
Is Client Cash Flow in next 5 business days?
NO
NO
YES
Investment Decision Trade in prior 2 days?
YES
TRADE DENIED
NO
YES
Investment Decision Trade pending?
NO
TRADE APPROVED FOR DAY OF REQUEST

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